Consent of Independent Registered Public Accounting Firm

The Board of Directors

UMH Properties, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, pertaining to the registration by UMH Properties, Inc. (the “Company”) of shares of the Company’s common stock (“Common Stock”) available for issuance upon the reinvestment of Common Stock dividends or the purchase of additional shares of Common Stock pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan, of our reports dated March 7, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018 and the related financial statement schedule, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the Company’s annual report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ PKF  O’Connor Davies, LLP

PKF  O’Connor Davies, LLP

June 17, 2019

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